CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-•) pertaining to the Stock Option Plan of JED Oil Inc. of our report dated February 13, 2004 (except for note 9(d) which is as of April 1, 2004), with respect to the financial statements of JED Oil Inc. as at December 31, 2003 and for the period from inception on September 3, 2003 to December 31, 2003 included in JED Oil Inc.’s prospectus filed with the Securities and Exchange Commission on April 6, 2004 pursuant to Rule 424(b).

(signed) Ernst & Young LLP

Calgary, Alberta

December 9, 2004